UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  11/10/2008

CDI Corp.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-05519

Pennsylvania	23-2394430
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1717 Arch Street, 35th Floor
Philadelphia, PA 19103-2768
(Address of principal executive offices, including zip code)

(215) 569-2200
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On November 10, 2008, CDI Corp. ("CDI" or the "Company"), along with certain of its subsidiaries, executed an amended and restated credit agreement (the "Agreement") with JP Morgan Chase Bank, N.A. (the "Bank"). The Agreement extended CDI's existing unsecured, committed $45 million revolving line of credit facility until November 9, 2009. The credit facility was previously scheduled to expire on February 27, 2009. The Company sought the early renewal to ensure on-going liquidity in light of the recent turmoil in credit markets.

Due to tighter credit markets, the interest rate spread for certain borrowings under this credit facility increased. Interest rates are based on either a Eurodollar rate or an "Alternate Base Rate" (which is the greater of (i) the Bank's prime rate, (ii) the Federal Funds rate plus 0.5%, and (iii) the one-month LIBOR rate), as chosen by the Company each time it wishes to borrow funds. The interest rate in the case of Eurodollar-based borrowings is the LIBOR rate plus a number of basis points (ranging from 1.15% to 1.75%) depending on the Company's leverage ratio (which is defined as the ratio of consolidated indebtedness to consolidated EBITDA). The interest rate in the case of Alternate Base Rate borrowings is the Alternate Base Rate (plus 0.25% if the Company's leverage ratio equals or exceeds 2.0). Any Eurodollar-based borrowing must be in a minimum principal amount of $2,000,000 and any Alternate Base Rate loan must be in a minimum principal amount of $100,000.

Other modifications contained in the Agreement include the addition of a new category of permitted investments relating to nonconsolidated joint ventures, an increase in the threshold for permitted dispositions, and a new $25 million limit to the total amount of letters of credit that can be issued under this credit facility.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CDI Corp.

Date: November 14, 2008	By:	/s/ Joseph R. Seiders
Joseph R. Seiders
Senior Vice President and General Counsel